Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement dated October 24, 2018, and
Registration Statement No. 333-224423


NOVUME™
Solutions for a New Generation™
Nasdaq NVMM

Forward Looking Statements

This presentation includes statements concerning Novume Solutions, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions.

You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this presentation speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

All trademarks, service marks, and trade names of Novume Solutions, Inc., and/or its subsidiaries and affiliates (collectively, "Novume"), used herein are trademarks, service marks, or registered trademarks of Novume. Any other product, company names, or logos mentioned herein are the trademarks and/or intellectual property of their respective owners.

Free Writing Prospectus

This presentation highlights basic information about the Novume Solutions, Inc. (the "Company") and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus supplement and an accompanying prospectus. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering of solicitation. Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission including a base prospectus, and a preliminary prospectus supplement, dated October 24, 2018 (collectively the "Preliminary Prospectus") with respect to the offering of shares of the Company's common stock to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors describes therein) and, when available, the final prospectus supplement relating to the offering ("Final Prospectus"), and the other documents filed with the SEC and incorporated by reference in the Preliminary Prospectus and Final Prospectus for more complete information about us and the offering. You may get these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the Preliminary Prospectus and Final Prospectus if you contact Think Equity, LLC, Prospectus Department, 17 State Street, 22nd Floor New York NY 10004, telephone (646) 968-9355,
email: prospectus@think-equity.com


NOVUME™
We provide products and services with an emphasis on public safety and workforce solutions to government and private sector clients. Recently, we began integrating AI technologies with our human capital in each of our business units to solve the more complex client challenges.
novume.com
4

Highlights

- Novume is built on a foundation of four core businesses which have proven themselves by operating successfully in their respective markets for years, each growing organically since our ownership
- Multi-billion total addressable markets in each of our businesses
- Increased organic growth potential in our core operations by offering new AI products and services from NOVUME'S recent technology engagement
- Enabling new revenue streams and greater margins through the direct-sale of AI products and services to new industries and customers


BREKFORD
TRAFFIC SAFETY
for the $4.51B
TRAFFIC SAFETY EQUIPMENT MARKET
AOC KEY SOLUTIONS
for the $468B GOVERNMENT CONTRACT
PROCUREMENT MARKET
Our Business Operations, Their
Sectors and Markets
FIRESTORM
PREDICT. PLAN. PERFORM.
for the $3.4B
RISK MANAGEMENT MARKET
GLOBAL
for the $28.1B
TECHNICAL STAFFING FOR AVIATION
AND AEROSPACE MARKET
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NOVUME ™ Businesses
BREKFORD TRAFFIC SAFETY
Automated Traffic Safety Enforcement solutions:
Speeding
Red light running
Distracted driving
Citation management
Serves local law enforcement agencies
Contracts with multiple municipalities in US and Canada
Poised to disrupt traditional revenue share business model with new products and subscription service
AOC KEY SOLUTIONS
Government contracting support solutions
Market intelligence and opportunity identification
Managed human capital services and team support
Capture and strategic advisory
Allows clients to focus on what they do best – supporting their government customer
FIRESTORM
A leader in crisis management
Helps clients minimize disaster exposure and plan for a crisis
Crisis management expertise to manage risk and crisis
Identifies vulnerabilities
Establish enterprise-wide preparedness
Protects employees, brand and value to stakeholders
GLOBAL
Provides DoD and aerospace industry with the engineering and technical staffing they need to meet their goals
Places highly-skilled technical professionals in engineering firms and government facilities
Contract personnel, temp-to-hire professionals, temporary/seasonal hires and direct hires
Highly-competent and responsive resources for customers during peak periods of production
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Our Customers

amec foster wheeler
Accelera Solutions
BAE SYSTEMS
GENERAL DYNAMICS
CSC
The City of Greenbelt Maryland

CACI
Chenega
ENGILITY
Hewlett Packard
Airbus Helicopters
Huntington

Lockheed Martin
IBM
HARRIS
Johnson Controls
SIEMENS
JACOBS

SIG SAUER
ManTech International Corporation
Dassault Falcon
Hawker Beechcraft
UNI Uniflight
Patriot Group
AT&T
sodexo

TATA Communications
Michigan State University
Battlespace Flight Services, LLC
Honeywell
OPTUM
Lufthansa Technik
KBR

leidos
OSHKOSH
Gulfstream
NORTHROP GRUMMAN
VirginiaTech
Raytheon

Cessna
Bell Helicopter
TEXTRON Marine & Land Systems
King Aerospace
FLUOR


Our Development and Growth
KEY SOLUTIONS
1983 - AOC Key Solutions founded
GLOBAL
1989 - Global founded
FIRESTORM
2005 - Firestorm founded
BREKFORD
2009 - Brekford Traffic Safety founded
1980
2000
2010
2015
2016
2017
2018
NOVUME
Acquires AOC Key Solutions
NOVUME
Acquires Firestorm
NOVUME
Creates Global Public Safety
NOVUME
Merger with Brekford
NOVUME
Acquires Global Contract Professionals & Technical Services
NOVUME
Develops and Launches Argos product line
NOVUME openALPR
Partners with OpenALPR with option to purchase
Development of the Argos product line and partnership with OpenALPR have paved a way to introduce these and new AI technologies to our businesses and our customers
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NOVUME™
Our current portfolio of AI technologies gives us the opportunity to disrupt businesses, transforming them from hardware to software-based solutions
10


NOVUME™
We are preparing our businesses for an AI transformation
for LAW ENFORCEMENT AND PUBLIC SAFTEY…
AI provides law enforcement with powerful tools to fight crime
for GOVERNMENT CONTRACTING SERVICES…
AI can speed up manual tasks spanning the entire contract lifecycle for both government contractors and agencies
for CRISIS MANAGEMENT, PREVENTION AND SCHOOL SAFETY..
AI can make workplaces and schools safer by hardening them with processes and technology insights
in AVIATION AND AEROSPACE STAFFING…
AI can help source qualified talent in complex markets and provide predictive intelligence for lifecycle costs of expensive equipment
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AI Integration for Proprietary Products

USE EXAMPLE

Introducing the Argos line of proprietary technology

- Argos Guardian Move Over Camera™
  - Auto-enforcement of "Move Over" laws
  - Field testing in
    - ✓ Ohio
    - ✓ New York
    - ✓ Alberta, Canada
- Argos Finder™
  - Disruptive mobile solution for Automatic License Plate Readers (ALPR)

- Subscription-based
- Recurring revenue
- Scaling in 2019
- Citation management software licensing



Argos Guardian Move Over Camera



Argos Finder



AI Can Help Navigate the Complex Federal Procurement Process

USE EXAMPLE

Winning federal government contracts is highly competitive in the world's largest market – $400B+ annually

- Proprietary process for identifying opportunities
- Large pool of subject matter experts
- Principle-Centered Winning

- T&M
- Risk/reward sharing
- Elastic overhead structure
- Teaming
- Capture
- Proposal management
- Training



AI Can Enable Preventative Safety

USE EXAMPLE

Preventing school and workplace violence before it happens

- BeRTha™ – Behavioral Risk Threat Assessment
- We have been working to incorporate AI into our IP
- Proprietary process
- Web-based delivery
- In market and supported by University of Alabama since mid 2017

- Annual license fee
- Recurring revenue
- Scaling now
- Active shooter policy
- Site security assessment
- Critical incident training
- Crisis response
- Expert council



✈ AI Can Enhance Matching Candidates with Client Needs in Complex Markets

USE EXAMPLE

Sourcing qualified talent in complex aerospace/aviation and business continuity markets, and then managing performance

- Robust database of relevant talent
- Ability to process cleared personnel
- Proprietary workflow solutions
- Efficient screening, onboarding & payroll processes
- Co-employee
- Retained search
- Logistics
- Industry data surveys



Our New Partnership with OpenALPR

Disrupting Multi-Billion Dollar Industries

OpenALPR

- OpenALPR offers a unique, software-based system and plug-in which converts existing monitoring into an on-premises ALPR for real-time and forensic use
- Is being incorporated into Novume proprietary hardware and solutions
- Partnership through Management Services Agreement
- Attractive option to acquire technology

Turning Existing Monitoring Into Automatic License Plate Readers (ALPR)







Monitor suspicious activity with **simple database searches** that reveal the full history of any vehicle that drove past a camera on your property.

How Does OpenALPR Work?

- Any IP camera captures image of license plate
- Local or cloud-based software processes the image for optimal reading and analysis
- Proprietary algorithms
  - Convert license plate image to digital characters
  - Identify vehicle make, model, color and body style
- License plate number can then be checked against vehicle registration or client databases
- Get an alert the moment any license plate is seen by your security cameras

OpenALPR Product Video Explainer:


License Plate Recognition with OpenALPR
vimeo

OpenALPR System in New York:



Specific OpenALPR Use Cases

USE EXAMPLE

Digital Marketing/Signage Company

- OpenALPR client has contract with a global fast food company to upgrade the US drive-through experience
- Reducing staff costs through automation and improving the customer experience by:
  - Automatically sequencing vehicles in the drive-through when there are multiple lanes
  - Delivering customized advertising and discount offers on the digital signage kiosk for returning customers
- Selected OpenALPR as technology partner
- Project is being refined using three active US locations
- Rollout may occur in 2019 or 2020

USE EXAMPLE

E-Commerce Retail

- Plans to use OpenALPR to match vehicle tractor with the cargo trailer as shipments move between its various distribution centers in the US
- Solution reduces check-in and check-out station staff requirements and can increase traffic throughput
- Company compared OpenALPR solution with other ALPR solutions over 18 months
- Selected OpenALPR for their ALPR technology and are building their systems around OpenALPR's software
- Intend to purchase 850 camera licenses to cover all distribution facilities

Key Financial Metrics


2016, 2017 and 2018*
Revenue Growth
$12,128,406
$22,135,818
$47,113,866
2016 (Actual)
2017 (Actual)
2018*
* First six months of 2018 annualized


Three Consecutive Quarters of
Reducing Net Loss
($3,127,674)
($2,193,844)
($921,288)
4Q2017
1Q2018
2Q2018

Yearly and Quarterly Income Statements

	For the Quarters ended June 30 and March 31, 2018		For the Years ended December 31,	
	2Q2018	1Q2018	2017	2016
Revenue	$ 12,338,164	$ 11,218,769	$ 22,135,818	$ 12,128,406
Cost of revenue	8,865,374	8,134,036	13,792,473	6,959,514
Gross profit	3,472,790	3,084,733	8,343,345	5,168,892
Operating expenses				
Selling, general, and administrative expenses	4,328,625	5,280,950	12,981,744	5,262,768
Loss from operations	(855,835)	(2,196,217)	(4,638,399)	(93,876)
Other expense				
Interest expense	(170,856)	(92,950)	(213,492)	(165,079)
Other income (expense)	105,403	95,322	(483,909)	-
Total other (expense) income	(65,453)	2,372	(697,401)	(165,079)
Loss before income taxes	(921,288)	(2,193,845)	(5,335,800)	(258,955)
Benefit from income taxes	-	-	294,666	219,971
Net loss	$ (921,288)	$ (2,193,845)	$ (5,041,134)	$ (38,984)
Loss per common share – basic	$ (0.07)	$ (0.16)	$ (0.46)	$ (0.01)
Loss per common share – diluted	$ (0.07)	$ (0.16)	$ (0.46)	$ (0.01)
Weighted average shares outstanding, basic and diluted	14,533,030	14,496,697	11,767,304	7,679,501

June 30, 2018 Balance Sheet

		June 30, 2018
Assets		
Cash and cash equivalents	$	2,100,462
Accounts receivable, net		7,043,990
Inventory		129,979
Other current assets		507,040
Total current assets		9,781,471
Net property and equipment		978,058
Goodwill		3,092,616
Intangibles, net		5,345,091
Other Assets		306,526
Total assets	$	19,503,762
Liabilities		
Accounts payable	$	1,887,644
Accrued expenses		3,020,514
Lines of credit		2,867,647
Notes payable, current portion		2,389,844
Deferred revenue		234,333
Total current liabilities		10,399,982
Total long-term liabilities		980,505
Total liabilities		11,380,487
Series A Cumulative Convertible Redeemable Preferred stock, $0.0001 par value, 505,000 shares authorized and 502,327 shares issued and outstanding as of June 30, 2018		4,712,757
Stockholders' Equity		
Common stock, $0.0001 par value, 30,000,000 shares authorized, 14,535,695 shares issued and outstanding as of June 30, 2018		1,454
Series B Cumulative Convertible Preferred stock, $0.0001 par value, 240,861 shares authorized, issued and outstanding as of June 30, 2018		2,408,610
Additional paid-in capital		10,246,064
Accumulated deficit		(9,245,610)
Total stockholders' equity		3,410,518
Total liabilities and stockholders' equity	$	19,503,762

Capital Structure

	Common Stock Equivalents as of 10/16/18
Common Stock	14,555,319
Series A Cumulative Convertible Redeemable Preferred Stock[1]	811,514
Series B Cumulative Convertible Preferred Stock[2]	481,722
Warrants[3]	1,008,241
Options[4]	1,401,764
Total	18,258,560

Notes:

1. Coversion price of $6.19
2. Conversion price of $5.00
3. Weighted average exercise price of $2.98
4. Weighted average exercise price of $2.20

Summary

- Growing businesses provide a platform to introduce new technologies and service offerings to a supportive customer base
- Valuation arbitrage as NOVUME transitions to a tech company focused in AI
- Newly public company is flying under the radar
- Exclusive option to acquire OpenALPR provides opportunity to accelerate AI product offerings